Exhibit 99.1

Enerpac Tool Group Reports Fourth Quarter Fiscal 2021 Results and Provides Guidance for Fiscal 2022

Fourth Quarter of Fiscal 2021 Highlights*

  Net sales from continuing operations were $145 million in the fourth quarter of fiscal 2021, slightly lower than expectations due to continued supply chain challenges, logistics constraints and COVID related lockdowns, compared to $111 million in the comparable prior year period.
  Consolidated core sales for the quarter increased 28% year over year, with consolidated product sales increasing 23% and service sales increasing 55%. Foreign currency benefited net sales by 3%.
  Generated cash flow from operations of $29 million in the quarter ended August 31, 2021 compared to $13 million in the fourth quarter of fiscal 2020. Free cash flow was $27 million in the quarter compared to $10 million in the quarter ended August 31, 2020. Full year free cash flow conversion for the year ended August 31, 2021 was well over 100%, a significant increase compared to fiscal 2020.
  GAAP operating margin from continuing operations was 9.3% for the fourth quarter of fiscal 2021 versus 2.9% in the comparable prior year quarter. Adjusted operating margin from continuing operations was 13.2% and 4.2% for the quarters ended August 31, 2021 and 2020, respectively.
  Net income from continuing operations was $6.5 million compared to $0.2 million in the prior year comparable period.
  Adjusted EBITDA margin from continuing operations was 16.6% in the fourth quarter of fiscal 2021 compared to 9.4% in the fourth quarter of fiscal 2020.
  Achieved year-over-year incremental adjusted EBITDA margins of 44%, excluding the impact of foreign currency, at the high-end of our target incremental margin range of 35-45%.
  GAAP diluted earnings per share (“EPS”) from continuing operations was $0.11 in the fourth quarter of fiscal 2021 compared to $0.00 in the prior year comparable period. Adjusted diluted EPS from continuing operations was $0.19 in the fourth quarter of fiscal 2021 compared to $0.02 in the fourth quarter of fiscal 2020.
  Leverage (Net Debt to Adjusted EBITDA) was 0.6x at August 31, 2021 compared to 1.1x at May 31, 2021.
  In a separate release, announced retirement of Randy Baker, President & CEO, and the appointment of Paul Sternlieb as his successor effective October 8th, 2021.

  *This news release contains financial measures in accordance with US Generally Accepted Accounting Principles (“GAAP”) in addition to non-GAAP financial measures. Reconciliations of the GAAP to non-GAAP historical financial measures can be found in the tables accompanying this release. Incremental (or decremental) Adjusted EBITDA margin is equivalent to the change in Adjusted EBITDA divided by the change in Net Sales for the comparable periods.

MILWAUKEE--(BUSINESS WIRE)--September 29, 2021--Enerpac Tool Group Corp. (NYSE: EPAC) (the “Company”) today announced results for its fiscal fourth quarter ended August 31, 2021.

“As we closed out this fiscal year, we continued our recovery from the global pandemic, with fourth quarter product sales nearing pre-COVID levels and IT&S product order rates for the quarter comparable to the fourth quarter of 2019. We are pleased to achieve EBITDA margin improvement over fiscal 2019 levels as a result of the structural cost actions we have taken. While we continued to face certain supply chain and other COVID-19-related challenges in the fourth quarter, we are encouraged by the continued strength in many of the vertical markets that we serve and the ongoing positive sentiment of our distributors,” said Randy Baker, Enerpac Tool Group’s President & CEO. “Moving into fiscal 2022, we remain focused on the safety of our employees, supporting our customers, and profitably growing Enerpac Tool Group through organic opportunities, new product development and acquisitions to enhance shareholder value.”

Mr. Baker added, “I want to thank our employees for their hard work and dedication through the extraordinary circumstances we faced throughout the year. Between the on-going challenges associated with the COVID-19 pandemic and the more recent supply chain and logistics challenges resulting from the global economic recovery, our team continues to rise to the challenge to support our customers. We are confident that our business is well positioned for growth as the markets we serve continue to recover from COVID-19 related shutdowns.”

Consolidated Results from Continuing Operations
(US$ in millions, except per share)
	Three Months Ended		Twelve Months Ended
	August 31, 2021	August 31, 2020	August 31, 2021	August 31, 2020
Net Sales	$145.4	$111.4	$528.7	$493.3
Net Income	$6.5	$0.2	$40.2	$5.6
Earnings Per Share	$0.11	$0.00	$0.67	$0.09
Adjusted Diluted Earnings Per Share	$0.19	$0.02	$0.63	$0.18
  Consolidated net sales from continuing operations for the fourth quarter were $145.4 million compared to $111.4 million in the prior year fourth quarter. Core sales improved 28% year over year, with product sales up 23% and service up 55%. The impact of foreign currency increased net sales by 3%.
  Fiscal 2021 fourth quarter GAAP net income from continuing operations and diluted earnings per share from continuing operations were $6.5 million and $0.11, respectively, compared to net income from continuing operations and diluted EPS of $0.2 million and $0.00, respectively, in the fourth quarter of fiscal 2020. Fiscal 2021 fourth quarter net income from continuing operations included an impairment & divestiture charge of $5.7 million ($5.1 million, or $0.08 per share, after tax) attributable to the Other segment.
  Fiscal 2020 fourth quarter net income from continuing operations included an impairment & divestiture charge of $0.4 million ($0.2 million, or $0.00 per share, after tax); restructuring charges of $1.0 million ($0.8 million, or $0.01 per share, after tax), primarily related to the restructuring plan announced in March 2020 to reduce redundant segment and corporate costs; a pension curtailment benefit of $0.8 million ($0.6 million, or $0.01 per share, after tax); and accelerated debt issuance costs of $1.0 million ($0.8 million, or $0.01 per share, after tax) related to the early redemption of the Company’s 5.625% Senior Notes due 2022 in June 2020.
  Excluding the items detailed above, adjusted diluted EPS from continuing operations was $0.19 for the fourth quarter of fiscal 2021 compared to $0.02 in the comparable prior year period.
  Consolidated net sales for the twelve months ended August 31, 2021 were $528.7 million, compared to $493.3 million for the comparable prior year period. Core sales were up 5% year over year. The impact of foreign currency benefited year-over-year net sales by 2%.
  Consolidated net income from continuing operations and diluted EPS from continuing operations for the twelve months ended August 31, 2021 were $40.2 million and $0.67, respectively, compared to net income from continuing operations and diluted EPS from continuing operations of $5.6 million and $0.09, respectively, in the comparable prior year period.

Industrial Tools & Services (IT&S)
(US$ in millions)
	Three Months Ended		Twelve Months Ended
	August 31, 2021	August 31, 2020	August 31, 2021	August 31, 2020
Sales	$134.8	$103.0	$493.1	$454.9
Operating Profit	$26.9	$11.3	$81.7	$65.5
Adjusted Op Profit (1)	$26.8	$12.2	$84.3	$67.3
Adjusted Op Profit % (1)	19.9%	11.8%	17.1%	14.8%

(1) Excludes $0.1 million of restructuring benefit in the fourth quarter of fiscal 2021 compared to $0.5 million of restructuring charges and $0.4 million of impairment & divestiture charges in the fourth quarter of fiscal 2020. The twelve months ended August 31, 2021 excludes $2.1 million of restructuring charges and $0.5 million of net impairment & divestiture charges compared to $4.5 million of restructuring charges, $3.2 million of net impairment & divestiture gains and $0.4 million of purchase accounting charges in the twelve months ended August 31, 2020.

  Fourth quarter fiscal 2021 net sales were $134.8 million, 31% higher than the prior fiscal year’s fourth quarter net sales. Core sales increased 28% year over year, with the impact of foreign currency increasing net sales by 3%.
  The increase in revenue is attributable to the broad-based market recovery, as our largest regions of the world returned to more normalized levels of activity.
  Adjusted operating profit margin of 19.9% in the quarter increased year over year primarily due to increased sales volume and savings from cost management and restructuring initiatives implemented in prior periods, despite increased material and freight costs.

Corporate Expenses and Income Taxes (excluding non-GAAP adjustments)

  Corporate expenses from continuing operations of $6.5 million for the fourth quarter of fiscal 2021 were $0.4 million higher than the comparable prior year period, primarily resulting from higher equity compensation, insurance and consulting costs.
  The fiscal 2021 fourth quarter effective income tax rate from continuing operations of approximately 36% was lower than the fourth quarter fiscal 2020 rate of approximately 51%.

Discontinued Operations

Discontinued operations represent operating results for the divested EC&S segment through the October 31, 2019 completion date of the divestiture, as well as impacts from certain retained liabilities subsequent to the completion date.

Balance Sheet and Leverage
(US$ in millions)
	Period Ended
	August 31, 2021	May 31, 2021	August 31, 2020
Cash Balance	$140.4	$136.3	$152.2
Debt Balance	$175.0	$195.0	$255.0
Net Debt to Adjusted EBITDA**	0.6	1.1	1.8

Net debt at August 31, 2021 was approximately $35 million (total debt of $175 million less $140 million of cash), which decreased approximately $24 million from the prior quarter. Net Debt to Adjusted EBITDA from continuing operations was 0.6x at August 31, 2021.

**Calculated in accordance with the terms of the Company’s March 2019 Senior Credit Facility

Outlook

Mr. Baker continued, “As we look ahead to the next fiscal year, we are encouraged by our strong backlog, resulting from solid order rates in the fourth quarter. While our largest regions showed encouraging levels of product recovery in the quarter, not all were back to pre-COVID levels. Supply chain constraints, increased commodity costs, logistical shortages, as well as continued slow recovery in certain regions, are expected to create headwinds into fiscal 2022. We anticipate sales to be in the range of $590 million to $610 million for full year fiscal 2022, with the return of our more typical quarterly seasonality. Incremental Adjusted EBITDA margins are expected to be 35% to 45% for the full year, excluding the impact of currency.”

CEO Transition

In a separate press release issued today, the Company announced the retirement of Randy Baker as President & CEO and announced the appointment of Paul Sternlieb as President & CEO, both effective October 8, 2021.

Mr. Baker concluded, “It has been an honor to be the President & CEO of this organization for the past 5 years. We have accomplished a significant transformation of the business in a short period of time. The business is on the path to becoming a best-in-class industrial tools and services company and I am confident that under Paul’s leadership as the new CEO of Enerpac Tool Group, the Company will continue to execute on key initiatives and drive shareholder value.”

Conference Call Information

An investor conference call is scheduled for 10:00 am CT today, September 29, 2021. Webcast information and conference call materials are available on the Enerpac Tool Group company website (www.enerpactoolgroup.com).

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Among other risks and uncertainties, Enerpac Tool Group’s results are subject to risks and uncertainties arising from general economic conditions, supply chain risk, material and labor cost increases, the COVID-19 pandemic, including the impact of the pandemic or related government responses on the Company’s business, the businesses of the Company’s customers and vendors, and employee mobility, and whether site-specific health and safety concerns related to COVID-19 might require operations to be halted for some period of time, volatile oil pricing, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, the impact of restructurings, operating margin risk due to competitive pricing and operating efficiencies, tax law changes, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K for the fiscal year ended August 31, 2020 filed with the Securities and Exchange Commission for further information regarding risk factors. Enerpac Tool Group disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

Non-GAAP Financial Information

This press release contains financial measures that are not measures presented in conformity with GAAP. These non-GAAP measures include EBITDA from continuing operations, adjusted EBITDA from continuing operations, adjusted earnings (loss) from continuing operations, adjusted diluted earnings (loss) per share from continuing operations, adjusted operating profit from continuing operations, segment adjusted operating profit and net debt. This press release includes reconciliations of historical non-GAAP measures to the most comparable GAAP measure, including in the tables attached to this press release. This press release does not include a quantitative reconciliation of non-GAAP measures presented for any future period as such a reconciliation is not practicable. Such future-period measures are presented in a manner consistent with the presentation thereof for historical periods. Management believes the non-GAAP measures presented in this press release are commonly used financial measures for investors to evaluate Enerpac Tool Group’s operating performance and financial position with respect to the periods presented and, when read in conjunction with the condensed consolidated financial statements, present a useful tool to evaluate ongoing operations and provide investors with metrics they can use to evaluate aspects of the Company’s performance from period to period. In addition, these are some of the financial metrics management uses in internal evaluations of the overall performance of the Company’s business. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

About Enerpac Tool Group

Enerpac Tool Group Corp. is a premier industrial tools and services company serving a broad and diverse set of customers in more than 100 countries. The Company’s businesses are global leaders in high pressure hydraulic tools, controlled force products and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group common stock trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.

(tables follow)

Enerpac Tool Group Corp.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	August 31,	August 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$140,352	$152,170
Accounts receivable, net	103,233	84,170
Inventories, net	75,347	69,171
Other current assets	38,503	35,621
Total current assets	357,435	341,132

Property, plant and equipment, net	48,590	61,405
Goodwill	277,593	281,154
Other intangible assets, net	54,545	62,382
Other long-term assets	82,084	78,221

Total assets	$820,247	$824,294

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$61,958	$45,069
Accrued compensation and benefits	21,597	17,793
Income taxes payable	5,674	1,937
Other current liabilities	45,535	40,723
Total current liabilities	134,764	105,522

Long-term debt, net	175,000	255,000
Deferred income taxes	4,397	1,708
Pension and postretirement benefit liabilities	17,783	20,190
Other long-term liabilities	76,105	82,648
Total liabilities	408,049	465,068

Shareholders' equity
Capital stock	16,604	16,519
Additional paid-in capital	202,971	193,492
Treasury stock	(667,732)	(667,732)
Retained earnings	953,339	917,671
Accumulated other comprehensive loss	(92,984)	(100,724)
Stock held in trust	(3,067)	(2,562)
Deferred compensation liability	3,067	2,562
Total shareholders' equity	412,198	359,226

Total liabilities and shareholders' equity	$820,247	$824,294

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2021	2020	2021	2020
Net sales	$145,427	$111,353	$528,660	$493,292
Cost of products sold	79,158	66,888	285,504	276,099
Gross profit	66,269	44,465	243,156	217,193

Selling, general and administrative expenses	45,215	37,672	175,277	180,513
Amortization of intangible assets	1,843	2,156	8,176	8,323
Restructuring (benefit) charges	(37)	987	2,392	7,335
Impairment & divestiture charges (benefit)	5,659	408	6,198	(3,159)
Operating profit	13,589	3,242	51,113	24,181

Financing costs, net	870	3,307	5,266	19,218
Other expense (income), net	275	(1,205)	1,872	(2,886)
Earnings before income tax expense	12,444	1,140	43,975	7,849

Income tax expense	5,895	943	3,763	2,292
Net earnings from continuing operations	6,549	197	40,212	5,557
(Loss) earnings from discontinued operations, net of income taxes	(1,283)	1,242	(2,135)	(4,834)
Net earnings	$5,266	$1,439	$38,077	$723

Earnings per share from continuing operations
Basic	$0.11	$0.00	$0.67	$0.09
Diluted	0.11	0.00	0.67	0.09

Loss (earnings) per share from discontinued operations
Basic	$(0.02)	$0.02	$(0.04)	$(0.08)
Diluted	(0.02)	0.02	(0.04)	(0.08)

Earnings per share
Basic	$0.09	$0.02	$0.63	$0.01
Diluted	0.09	0.02	0.63	0.01

Weighted average common shares outstanding
Basic	60,205	59,773	60,024	59,952
Diluted	60,678	60,004	60,403	60,269

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2021	2020	2021	2020
Operating Activities
Cash provided by operating activities - continuing operations	29,491	12,638	54,860	17,999
Cash used in operating activities - discontinued operations	(197)	(94)	(677)	(21,158)
Cash provided by (used in) operating activities	29,294	12,544	54,183	(3,159)

Investing Activities
Capital expenditures	(2,515)	(2,745)	(12,019)	(12,053)
Proceeds from sale of property, plant and equipment	8	73	22,409	708
Proceeds from company owned life insurance policies	-	-	2,911	-
Cash paid for business acquisitions, net of cash acquired	-	136	-	(33,298)
Proceeds from sale of business, net of transaction costs	-	-	-	10,226
Other investing activities	-	(135)	-	(710)
Cash (used in) provided by investing activities - continuing operations	(2,507)	(2,671)	13,301	(35,127)
Cash provided by investing activities - discontinued operations	-	2,809	-	211,200
Cash (used in) provided by investing activities	(2,507)	138	13,301	176,073

Financing Activities
Principal repayments on term loan	(20,000)	(40,000)	(90,000)	(140,000)
Borrowings on revolving credit facility	-	295,000	10,000	395,000
Principal repayments on term loan	-	-	-	(175,000)
Redemption of 5.625% Senior Notes	-	(287,559)	-	(287,559)
Purchase of treasury shares	-	-	-	(27,520)
Stock options, taxes paid related to the net share settlement of equity awards & other	160	31	128	(1,428)
Payment of cash dividend	-	-	(2,394)	(2,419)
Cash used in financing activities - continuing operations	(19,840)	(32,528)	(82,266)	(238,926)
Cash provided by financing activities - discontinued operations	-	-	750	-
Cash used in financing activities	(19,840)	(32,528)	(81,516)	(238,926)

Effect of exchange rate changes on cash	(2,874)	8,413	2,214	7,031

Net cash increase (decrease) from continuing operations	4,270	(14,148)	(11,891)	(249,023)
Net cash (decrease) increase from discontinued operations	(197)	2,715	73	190,042
Net increase (decrease) from cash and cash equivalents	4,073	(11,433)	(11,818)	(58,981)
Cash and cash equivalents - beginning of period	136,279	163,603	152,170	211,151
Cash and cash equivalents - end of period	$140,352	$152,170	$140,352	$152,170

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures
(Dollars in thousands)	Fiscal 2020					Fiscal 2021
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Sales
Industrial Tool & Services Segment	$135,592	$123,361	$92,865	$103,044	$454,863	$112,175	$112,739	$133,400	$134,811	$493,125
Other	11,082	10,025	9,014	8,309	38,429	7,255	7,915	9,749	10,616	35,535
Total	$146,674	$133,386	$101,879	$111,353	$493,292	$119,430	$120,654	$143,149	$145,427	$528,660

% Sales Growth
Industrial Tool & Services Segment	-9%	-17%	-44%	-29%	-25%	-17%	-9%	44%	31%	8%
Other	12%	-2%	-21%	-39%	-15%	-35%	-21%	8%	28%	-8%
Total	-7%	-17%	-43%	-30%	-25%	-19%	-10%	41%	31%	7%

Operating Profit (Loss) from Continuing Operations
Industrial Tool & Services Segment	$25,928	$20,963	$8,228	$12,166	$67,284	$17,362	$14,880	$25,304	$26,772	$84,318
Other	399	(684)	21	(1,371)	(1,635)	(1,662)	(1,834)	14	(968)	(4,450)
Corporate / General	(11,342)	(10,349)	(8,197)	(6,158)	(36,045)	(6,282)	(6,289)	(5,808)	(6,535)	(24,915)
Adjusted operating profit	$14,985	$9,930	$52	$4,637	$29,604	$9,418	$6,757	$19,510	$19,269	$54,953
Impairment & divestiture benefit (charges)	1,356	768	1,443	(408)	3,159	(139)	(401)	-	(5,659)	(6,198)
Restructuring & other exit charges (1)	(1,972)	(1,929)	(3,292)	(987)	(8,179)	(210)	(649)	(1,571)	37	(2,392)
Purchase accounting inventory step-up charge	-	(202)	(201)	-	(403)	-	-	-	-	-
Gain on sale of facility, net of transaction charges	-	-	-	-	-	-	-	5,359	-	5,359
Corporate development and board search charges	-	-	-	-	-	-	-	(551)	(58)	(609)
Operating profit (loss)	$14,369	$8,567	$(1,998)	$3,242	$24,181	$9,069	$5,707	$22,747	$13,589	$51,113

Adjusted Operating Profit %
Industrial Tool & Services Segment	19.1%	17.0%	8.9%	11.8%	14.8%	15.5%	13.2%	19.0%	19.9%	17.1%
Other	3.6%	-6.8%	0.2%	-16.5%	-4.3%	-22.9%	-23.2%	0.1%	-9.1%	-12.5%
Adjusted Operating Profit %	10.2%	7.4%	0.1%	4.2%	6.0%	7.9%	5.6%	13.6%	13.2%	10.4%

EBITDA from Continuing Operations (2)
Earnings (loss) from continuing operations	$6,372	$3,918	$(4,930)	$197	$5,557	$4,822	$3,584	$25,257	$6,549	$40,212
Financing costs, net	6,729	4,630	4,552	3,307	19,218	1,716	1,338	1,340	870	5,266
Income tax expense (benefit)	950	806	(407)	943	2,292	2,258	1	(4,390)	5,895	3,763
Depreciation & amortization	4,779	5,277	5,318	5,347	20,720	5,458	5,507	5,473	5,173	21,611
EBITDA	$18,830	$14,631	$4,533	$9,794	$47,787	$14,254	$10,430	$27,680	$18,487	$70,852

Adjusted EBITDA from Continuing Operations (2)
Industrial Tool & Services Segment	$28,996	$24,022	$11,906	$15,938	$80,862	$21,002	$18,210	$28,873	$30,421	$98,506
Other	1,275	244	926	(449)	1,996	(740)	(942)	897	(133)	(918)
Corporate / General	(10,825)	(8,272)	(6,249)	(5,058)	(30,406)	(5,659)	(5,788)	(5,327)	(6,121)	(22,896)
Adjusted EBITDA	$19,446	$15,994	$6,583	$10,431	$52,452	$14,603	$11,480	$24,443	$24,167	$74,692
Impairment & divestiture benefit (charges)	1,356	768	1,443	(408)	3,159	(139)	(401)	-	(5,659)	(6,198)
Restructuring & other exit charges (1)	(1,972)	(1,929)	(3,292)	(987)	(8,179)	(210)	(649)	(1,571)	37	(2,392)
Purchase accounting inventory step-up charge	-	(202)	(201)	-	(403)	-	-	-	-	-
Pension curtailment	-	-	-	758	758	-	-	-	-	-
Gain on sale of facility, net of transaction charges	-	-	-	-	-	-	-	5,359	-	5,359
Corporate development and board search charges	-	-	-	-	-	-	-	(551)	(58)	(609)
EBITDA	$18,830	$14,631	$4,533	$9,794	$47,787	$14,254	$10,430	$27,680	$18,487	$70,852

Adjusted EBITDA %
Industrial Tool & Services Segment	21.4%	19.5%	12.8%	15.5%	17.8%	18.7%	16.2%	21.6%	22.6%	20.0%
Other	11.5%	2.4%	10.3%	-5.4%	5.2%	-10.2%	-11.9%	9.2%	-1.3%	-2.6%
Adjusted EBITDA %	13.3%	12.0%	6.5%	9.4%	10.6%	12.2%	9.5%	17.1%	16.6%	14.1%
Notes:
(1) Approximately $0.8 million of the Q3 fiscal 2020 restructuring & other exit charges were recorded in cost of products sold.
(2) EBITDA represents net earnings (loss) from continuing operations before financing costs, net, income tax (benefit) expense, and depreciation & amortization. EBITDA is not a calculation based upon GAAP. The amounts included in the EBITDA and Adjusted EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Operations. EBITDA and adjusted EBITDA should not be considered as alternatives to net earnings (loss), operating profit (loss) or operating cash flows. The Company has presented EBITDA and adjusted EBITDA because it regularly reviews these performance measures. In addition, EBITDA and adjusted EBITDA are used by many of our investors and lenders, and are presented as a convenience to them. The EBITDA and adjusted EBITDA measures presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures (Continued)
(Dollars in thousands, except for per share amounts)
	Fiscal 2020					Fiscal 2021
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Adjusted Earnings (Loss) (3)
Net Earnings (Loss)	$2,121	$2,162	$(4,999)	$1,439	$723	$4,598	$3,182	$25,031	$5,266	$38,077
(Loss) Earnings from Discontinued Operations, net of income tax	(4,251)	(1,756)	(69)	1,242	(4,834)	(224)	(402)	(226)	(1,283)	(2,135)
Earnings (Loss) from Continuing Operations	$6,372	$3,918	$(4,930)	$197	$5,557	$4,822	$3,584	$25,257	$6,549	$40,212
Impairment & divestiture (benefit) charges	(1,356)	(768)	(1,443)	408	(3,159)	139	401	-	5,659	6,198
Restructuring & other exit charges	1,972	1,929	3,292	987	8,179	210	649	1,571	(37)	2,392
Accelerated debt issuance costs	625	-	-	1,041	1,666	-	-	-	-	-
Purchase accounting inventory step-up charge	-	202	201	-	403	-	-	-	-	-
Pension curtailment	-	-	-	(758)	(758)	-	-	-	-	-
Gain on sale of facility, net of transaction charges	-	-	-	-	-	-	-	(5,359)	-	(5,359)
Corporate development and board search charges	-	-	-	-	-	-	-	551	58	609
Net tax effect of reconciling items above	(52)	(57)	(624)	(503)	(1,236)	(15)	(100)	2,647	(548)	1,984
Other income tax benefit	-	(74)	-	-	(74)	-	(632)	(7,523)	-	(8,155)
Adjusted Earnings (Loss) from Continuing Operations (4)	$7,561	$5,150	$(3,504)	$1,372	$10,578	$5,156	$3,902	$17,144	$11,681	$37,881

Adjusted Diluted Earnings (loss) per share (3)
Net Earnings (Loss)	$0.03	$0.04	$(0.08)	$0.02	$0.01	$0.08	$0.05	$0.41	$0.09	$0.63
(Loss) Earnings from Discontinued Operations, net of income tax	(0.07)	(0.03)	0.00	0.02	(0.08)	(0.00)	(0.01)	(0.00)	(0.02)	(0.04)
Earnings (Loss) from Continuing Operations	$0.11	$0.06	$(0.08)	$0.00	$0.09	$0.08	$0.06	$0.42	$0.11	$0.67
Impairment & divestiture (benefit) charges, net of tax effect	(0.02)	(0.01)	(0.02)	0.00	(0.04)	0.00	0.01	-	0.08	0.09
Restructuring & other exit charges, net of tax effect	0.02	0.04	0.04	0.02	0.11	0.00	0.01	0.02	0.00	0.03
Accelerated debt issuance costs, net of tax effect	0.01	-	-	0.01	0.02	-	-	-	-	-
Purchase accounting inventory step-up charge, net of tax effect	-	0.00	0.00	-	0.01	-	-	-	-	-
Pension curtailment, net of tax effect	-	-	-	(0.01)	(0.01)	-	-	-	-	-
Gain on sale of facility, net of transaction charges	-	-	-	-	-	-	-	(0.04)	0.00	(0.04)
Corporate development and board search charges	-	-	-	-	-	-	-	0.01	0.00	0.01
Other income tax benefit	-	0.00	-	-	-	-	(0.01)	(0.12)	-	(0.14)
Adjusted Diluted Earnings (Loss) per share from Continuing Operations (4)	$0.12	$0.09	$(0.06)	$0.02	$0.18	$0.09	$0.06	$0.28	$0.19	$0.63

Free Cash Flow (5)
Cash (used in) provided by operating activities	$(22,927)	$(5,814)	$13,038	$12,544	$(3,159)	$8,667	$4,579	$11,643	$29,294	$54,183
Capital expenditures	(3,187)	(3,780)	(2,341)	(2,745)	(12,053)	(1,905)	(3,725)	(3,874)	(2,515)	(12,019)
Proceeds from sale of property, plant and equipment	162	288	185	73	708	47	548	21,806	8	22,409
Other	1,353	122	-	12	1,487	(2)	(518)	4,937	182	4,599
Free Cash Flow	$(24,599)	$(9,184)	$10,882	$9,884	$(13,017)	$6,807	$884	$34,512	$26,969	$69,172

Notes continued:
(3) Adjusted earnings (loss) from continuing operations and adjusted diluted earnings (loss) per share represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Operations net of charges or credits for items to be highlighted for comparability purposes. These measures are not calculated based upon generally accepted accounting principles (GAAP) and should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share or as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Enerpac Tool Group companies.
(4) Q3 Fiscal 2020 results included an adjusted loss from continuing operations, therefore adjusted loss per share is not diluted and is, instead, calculated with basic shares.
(5) Free cash flow primarily represents the operating cash flow, proceeds from the sale of property, plant and equipment combined with capital expenditures.

For all reconciliations of GAAP measures to Non-GAAP measures, the summation of the individual components may not equal the total due to rounding. With respect to the earnings per share reconciliations the impact of share dilution on the calculation of the net earnings or loss per share and discontinued operations per share may result in the summation of these components not equaling the total earnings (loss) per share from continuing operations.

Contacts

Bobbi Belstner
Senior Director, Investor Relations and Strategy
262.293.1912